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                                                                   EXHIBIT 10.29
                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement") by and between Empire Technology Corporation, a Delaware corporation (the "Company" or "Empire") and Reginald P. McFarland, an individual resident of the State of Florida ("Employee"), is hereby entered into and effective as of the 22nd day of November, 1999 (the "Effective Date"). This Agreement hereby supersedes any other employment agreements or understandings, written or oral, between either Company or Empire and Employee.

                                 R E C I T A L S

         WHEREAS, simultaneously herewith, the Company is acquiring IntraLEC, Inc. ("IntraLEC") through the merger of IntraLEC with and into Company's subsidiary pursuant to that certain Agreement and Plan of Merger dated as of November 22, 1999 among IntraLEC, Company and Employee (the "Merger Agreement");

         WHEREAS, the Company desires the Employee's employment with Company, and the Employee wishes to accept such employment upon the terms and conditions set forth in this Agreement;

         WHEREAS, Employee has received substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and the Company has required that Employee enter into this Agreement as a condition to the Company's obligation to consummate the Merger and the other transactions contemplated by the Merger Agreement;

         WHEREAS, in connection with the transactions contemplated by the Merger Agreement, Employee has agreed to enter into this Agreement;

         NOW, THEREFORE, for and in consideration of the mutual premises, representations, warranties, and covenants set forth herein and for other good and valuable consideration the receipt and sufficiency of which is acknowledged and accepted by each of the parties hereto, and subject to the terms and conditions stated herein, the parties hereto agree as follows:

         1.       Employment and Duties.

         (a) Company hereby employs Employee as Vice President of Network Operations for the Company and President of Empire Telecom Services, Inc., a wholly owned subsidiary of the Company. As such, Employee shall have responsibilities, duties and authority reasonably accorded to and expected of such position and will report directly to the Board of Directors of Company (the "Board"). Employee hereby accepts this employment upon the terms and conditions herein contained and, subject to paragraph 1(c), agrees to devote Employee's time, attention and efforts to promote and further the business of Company. Anything contained herein to the contrary notwithstanding, Company shall not assign to Employee duties that would require Employee to breach his obligations under that certain Covenant Not to Compete Agreement, dated as of December 15, 1997, as amended by that certain First Amendment to Covenant Not to Compete Agreement dated November 22, 1999 (the "ILD Noncompete Agreement").


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         (b) Employee shall faithfully adhere to, execute and fulfill all reasonable policies established by Company.

         (c) Except for consulting services provided pursuant to that certain Consulting Agreement, as amended, dated December 15, 1997, by and between ILD Teleservices, Inc. and Stratacom, Inc. (the "ILD Consulting Agreement"), Employee shall not, during the term of Employee's employment hereunder, be engaged in any other business activity pursued for gain, profit or other pecuniary advantage if such activity interferes with Employee's duties and responsibilities hereunder. The foregoing limitations shall not be construed as prohibiting Employee from making personal investments in such form or manner as will neither require Employee's services in the operation or affairs of the companies or enterprises in which such investments are made not violated the terms of paragraph 3 hereof. Employee's obligations under the ILD Consulting Agreement shall not be deemed to relieve Employee of his obligations hereunder except where expressly provided otherwise to this Agreement.

         2. Compensation. For all services rendered by Employee, Company shall compensate Employee as follows:

         (a) Base Salary. The base salary payable to Employee shall be $140,000 per year, payable on a regular basis in accordance with Company's standard payroll procedures. On at least an annual basis, the Board will review Employee's performance and may make increases to such base salary if, in its discretion, any such increase is warranted. Such recommended increase would, in all likelihood, require approval by the Board or a duly constituted committee thereof.

         (b) Executive Perquisites, Benefits and Other Compensation. Employee shall be entitled to receive additional benefits and compensation from Company in such form and to such extent as specified below:

                  (i) Admittance for participation for Employee and Employee's dependent family members under health, hospitalization, disability, dental, life and other insurance plans that Company may have in effect from time to time, with benefits provided to Employee under this clause
         (i) to be at least equal to such benefits provided to Company executives.

                  (ii) Reimbursement for all business travel and other out-of-pocket expenses reasonably incurred by Employee in the performance of Employee's services pursuant to this Agreement. All reimbursable expenses shall be appropriately documented in reasonable detail by Employee upon submission of any request for reimbursement, and in a format and manner consistent with Company's expense reporting policy.

                  (iii) Employee shall be eligible to participate in all stock option, bonus or other compensation plans made available from time to time to, and on a basis commensurate with, other similarly situated employees.

                  (iv) Company shall provide Employee with other executive perquisites as may be available to or deemed appropriate for Employee by the Board and participation in all other Company-wide employee benefits as available from time to time.



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         3. Covenants of Employee.

         (a) Defined Terms. All capitalized terms used but not defined in this paragraph 3 shall have the meanings set forth on EXHIBIT A hereto which is incorporated by this reference herein.

         (b) Non-Competition and Non-Solicitation. During the period of Employee's employment with Company, and for a period of two (2) years immediately following the termination of Employee's employment under this Agreement (the "Restricted Period"), Employee shall not, directly or indirectly, on Employee's own behalf, or as a Principal of Representative of any Person:

                  (i) provide Services, other than pursuant to the ILD Consulting Agreement, to any Persons engaged in providing Competitive Services within a 100 mile radius of any of the locations where Employee has performed Services for Company, which are set out on EXHIBIT B attached hereto and incorporated by this reference herein (the "Territory");

                  (ii) call upon, solicit, induce, recruit or attempt to hire any Protected Employee for the purpose or with the intent of enticing such Protected Employee away from or out of the employ of Company or its Affiliates or to enter employment with any other Person;

                  (iii) solicit or call upon any Protected Customer for the purpose of providing Competitive Services; or

                  (iv) call upon any prospective acquisition candidate either
         (A) called upon by Company or its Affiliates or (B) for which Company or its respective Affiliates made an acquisition analysis, and with whom Employee had contact during the three (3) year period immediately prior to the termination of Employee's employment (or shorter period, if Employee has not then been employed by Company for three (3) years), for the purpose of acquiring such entity.

         Notwithstanding the above, the foregoing covenants shall not be deemed to prohibit Employee from acquiring, or having previously acquired, as a passive investor with no involvement in the operations of the business, not more than five percent (5%) of the capital stock of a business whose stock is publicly traded on a national securities exchange or over-the-counter.

         (c) Expansion. In the event that, and each time during Employee's employment with Company, the Territory in which Employee performs services or the duties which Employee performs change, Employee and Company shall amend Exhibits A or B hereof as necessary to reflect any such change.

         (d) Proprietary Information and Trade Secrets. In connection with Employee's employment hereunder, Company may disclose to Employee Proprietary Information and Trade Secrets. Employee may use the Proprietary Information and Trade Secrets solely for the benefit of Company while Employee is employed by Company. Except for purposes of performing Employee's duties and responsibilities hereunder, Employee will hold in confidence and not


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reproduce, distribute, transmit, reverse engineer, decompile, disassemble, disclose or transfer, directly or indirectly, in any form, by any means, or for any purpose, the Proprietary Information and Trade Secrets or any portion thereof. Employee acknowledges and agrees that the Proprietary Information and Trade Secrets shall remain the sole and exclusive property of Company or a third party providing such information to Company. The disclosure of the Proprietary Information and Trade Secrets to Employee does not confer upon Employee any license, interest, or rights of any kind in or to the Proprietary Information and Trade Secrets, except as provided under this Agreement. Employee agrees to return to Company, upon request, the Proprietary Information and Trade Secrets and all materials developed by or on behalf of Employee containing or based upon the Proprietary Information and Trade Secrets. During the two (2) year period immediately following the termination of Employee's employment under this Agreement, Employee shall not, at any time or for any reason, disclose any Proprietary Information. Employee shall not, at any time or for any reason after termination of Employee's employment under this Agreement, disclose any Trade Secret, for so long as such information shall remain a trade secret under applicable law.

         (e) Injunction; Remedies; Costs. Employee acknowledges that a breach by him of any part of this Agreement will result in irreparable and continuing damage to Company, which cannot be fully redressed by the payment of damages to Company. Accordingly, Employee agrees that Company shall be entitled, in addition to any other right or remedy it may have at law or in equity, to seek specific performance by temporary as well as permanent injunction in the event of any breach or threatened breach of the covenants provided in this paragraph 3.

         (f) Severability; Reformation. The covenants in this paragraph 3 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

         (g) Material and Independent Covenant. Employee acknowledges that his agreement with the covenants set forth in this Agreement are material conditions to Empire's agreement to execute and deliver Merger Agreement and to consummate the transactions contemplated thereby. All of the covenants in this Agreement shall be construed as an agreement independent of any other provision in this Agreement or the Merger Agreement, and the existence of any claim or cause of action of Employee against Company, Empire or any of their respective Affiliates, whether predicated on Merger Agreement, this Agreement or otherwise, shall not constitute a defense to the enforcement by Company or Empire of such covenants.

         (h) Termination of Obligations. Anything in this Agreement to the contrary notwithstanding, Employee's obligations under this Section 3 shall terminate immediately upon (i) a Company Breach (as hereinafter defined), (ii) a material breach by Company or any of its affiliates (including without limitation Empire Telecom Services, Inc.) of any other written agreement with Employee, or (iii) the Company's termination of this Agreement without cause. Furthermore, Employee's obligation under this Section 3 shall terminate upon (i) the first anniversary of the Effective Date if the Closing Price of the Company's common stock traded on a public stock exchange has not equaled or exceeded an average of $1.00 per share at any time

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during the one-year period following the Effective Date, (ii) the second anniversary of the Effective Date if the Closing Price of the Company's common stock traded on a public stock exchange has not equaled or exceeded an average of $2.00 per share at any time during the second year following the Effective Date or (ii) the third anniversary of the Effective Date if the Closing Price of the Company's common stock has not equaled or exceeded an average of $4.00 per share at any time during the third year immediately following the Effective Date. For purposes of this Section 3(h), the "Closing Price" of the Company's common stock on any business day shall be (i) if the Company's common stock is listed or admitted for trading on any United States national securities exchange, the last reported sale price of the Company's common stock on such exchange, as reported in any newspaper of general circulation, (ii) if the Company's common stock is quoted on NASDAQ, or any similar system of automated dissemination of quotations of securities prices in common use, the mean between the closing high bid and low asked quotations for such day of shares on such system, (iii) if neither clause (i) or (ii) is applicable, the mean between the high bid and low asked quotations for the Company's common stock as reported by the National Daily Quotation Service if at least two securities dealers have inserted both bid and asked quotations or (iv) in lieu of the above, if actual transactions in the Company's common stock are reported on a consolidated transaction reporting system, that last sale price of the Company's common stock on such system. For purposes of this subsection (h), "average" shall mean the average Closing Prices over any consecutive forty (40) trading day period. Each reference to a per share price in this Section 3(h) shall be adjusted to reflect any stock splits, reverse splits and the like.

         4. Term; Termination; Rights on Termination. The term of this Agreement shall begin on the date hereof and continue for two (2) years (the "Term"), and, unless terminated sooner as herein provided, shall continue thereafter on a year-to-year basis on the same terms and conditions contained herein in effect as of the time of renewal. This Agreement and Employee's employment may be terminated in any one of the following ways:

         (a) Death. The death of Employee shall immediately terminate this Agreement with no severance compensation due to Employee's estate.

         (b) Disability. If, as a result of incapacity due to physical or mental illness or injury ("Disability"), Employee shall have been absent from full-time duties hereunder for four (4) consecutive months, then thirty (30) days after Employee receives written notice (which notice may occur before or after the end of such four (4) month period, but which shall not be effective earlier than the last day of such four (4) month period), Company or Employee may terminate Employee's employment hereunder, provided Employee is unable to resume full-time duties at the conclusion of such notice period. In the event this Agreement is terminated as a result of Employee's disability, Employee shall receive from Company, in a lump-sum payment due within ten (10) days of the effective date of termination, the base salary at the rate then in effect for whatever time period is remaining under the Term of this Agreement or for one (1) year, whichever amount is greater.

         (c) Cause. Company may terminate this Agreement ten (10) days after written notice to Employee for cause, which shall be: (1) Employee's material breach of this Agreement, or Employee's negligence in the performance or intentional nonperformance of any of Employee's material duties and responsibilities hereunder, continuing for ten (10) days after receipt of

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written notice of need to cure; (2) Employee's willful failure or refusal to carry out his duties with respect to Company, continuing for 10 days after receipt of written notice of need to cure, (3) Employee's willful dishonesty, fraud or misconduct with respect to the business or affairs of Company; (4) Employee's conviction of a felony crime; or (5) chronic alcohol abuse or illegal drug abuse by Employee. "Cause" shall specifically exclude any circumstances, which are directly related to Employee's disability. In the event of a termination for cause, as enumerated above, Employee shall have no right to any severance compensation.

         (d) Without Cause. At any time after the commencement of employment, Company or Employee may, without cause, terminate this Agreement and Employee's employment, effective thirty (30) days after written notice is provided to Company. Should Employee be terminated by Company without cause during the Term, Employee shall receive from Company, in a lump-sum payment due on the effective date of termination, an amount equal to six months salary. If Employee resigns or otherwise terminates Employee's employment without cause pursuant to this paragraph 4(d), Employee shall receive no severance compensation.

             Upon termination of this Agreement for any reason provided above, Employee shall be entitled to receive all compensation earned and all benefits and reimbursements due through the effective date of termination. Additional compensation subsequent to termination, if any, will be due and payable to Employee only to the extent and in the manner expressly provided above. All other rights and obligations of Company and Employee under this Agreement shall cease as of the effective date of termination, except that Employee's obligations under paragraph 3, 5, 6, and 7 herein shall survive such termination in accordance with their terms. If termination of Employee's employment arises out of Company's failure to pay Employee on a timely basis the amounts to which Employee is entitled under this Agreement or as a result of any other material breach of this Agreement by Company, which continues for 10 days after receipt of written notice of need to cure ("Company Breach"), Company shall pay all amounts and damages to which Employee may be entitled as a result of such breach, including interest thereon, and all reasonable legal fees and expenses and other costs incurred by Employee to enforce Employee's rights hereunder. Further, none of the provisions of paragraph 3 shall apply in the event this Agreement is terminated as a result of a Company Breach.

         5. Return of Company Property. All records, designs, patents, business plans, financial statements, manuals, memoranda, lists and other property delivered to or compiled by Employee by or on behalf of Company, or its representatives, vendors or customers pertaining to the business of Company shall be and remain the property of Company, as the case may be, and be subject at all times to their discretion and control. Likewise, all correspondence, reports, records, charts, advertising materials, price lists, sales manuals, customer lists, supplier lists, documents containing Proprietary Information or Trade Secrets, and other similar data pertaining to the business, activities or future plans of Company or Empire that is collected by Employee shall be delivered, together with all copies thereof, promptly to Company without request by it upon termination of Employee's employment.

6. Inventions and Other Intellectual Property. Employee hereby agrees that all right, title, and interest in and to all of "Work Product." For purposes of this Agreement, "Work Product" shall mean the data, materials, documentation, computer programs, inventions (whether or not patentable), and all works of authorship, including all worldwide rights therein under

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patent copyright, trade secret, confidential information, or other property right, created or developed in whole or in part by Employee during the course of performing Employee's duties and responsibilities hereunder. All Work Product shall be considered work made for hire by Employee and owned by Company. If any of the Work Product may not, by operation of law or otherwise, be considered work made for hire by Employee for Company, or if ownership of all right, title, and interest of the intellectual property rights therein shall not otherwise vest exclusively in Company, Employee hereby assigns to Company, and upon the future creation thereof automatically assigns to Company, without further consideration, the ownership of all Work Product. Company shall have the right to obtain and hold in its own name copyrights, patents, registrations, and any other protection available in the Work Product. Employee agrees to perform, at Company's expense, such further acts as may be necessary or desirable to transfer, perfect, and defend Company's ownership of the Work Product that are reasonably requested by Company.

         7. No Prior Agreements. Employee hereby represents and warrants to Company that the execution of this Agreement by Employee and Employee's employment by Company and the performance of Employee's duties hereunder will not violate or be a breach of any agreement with a former employer, client or any other person or entity.

         8. Assignment; Binding Effect. Employee understands that Employee has been selected for employment by Company on the basis of Employee's personal qualifications, experience and skills. Employee agrees, therefore, that Employee cannot assign all or any portion of Employee's performance under this Agreement. Subject to the preceding two (2) sentences, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns.

         9. Complete Agreement. This Agreement is not a promise of future employment. Employee has no oral representations, understandings or agreements with Company or any of its officers, directors or representatives covering the same subject matter as this Agreement. This written Agreement is the final, complete and exclusive statement and expression of the agreement between Company and Employee and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified except by a further writing signed by a duly authorized officer of Company and Employee, and no term of this Agreement may be waived except by a writing signed by the party waiving the benefit of such term.

         10. Notice. Whenever any notice is required hereunder, it shall be given in writing addressed as follows: (a) To Company: c/o Empire Technology Corporation, 9040 Roswell Road, Suite 480, Atlanta, Georgia 30328, Attn: Chief Executive Officer, with a copy to: Morris, Manning & Martin, L.L.P., 1600 Atlanta Financial Center, 3343 Peachtree Road, N.E., Atlanta, Georgia 30326,
Attn.: Grant W. Collingsworth, Esq.; (b) To Employee: at the address listed on the signature page hereto with a copy to Gerry, Friend & Sapronov, LLP, Three Ravinia Drive, Suite 1450, Atlanta, Georgia 30346-2131, Attn.: Bill Friend, Esq. Notice shall be deemed given and effective three (3) days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received. Either party

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may change the address for notice by notifying the other party of such change in accordance with this paragraph 10.

         11. Severability; Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The paragraph headings herein are for reference purposes only, and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

         12. Governing Law; Venue. The validity of this Agreement, the construction of its terms and the obligations arising hereunder shall be governed by, construed and enforced in accordance with, the laws of the State of Georgia applicable to contracts made and performed in that state without regard to the choice of law rules of the State of Georgia. Employee hereby consents and agrees that the State or Federal Courts located in Fulton County, Georgia shall have exclusive jurisdiction to hear and determine any claims or disputes between Employee and Company or Empire pertaining to this Agreement or to any matter arising out of or relating to this Agreement, provided, that the parties hereto acknowledge that any appeals from those courts may have to be heard by a court located outside of Fulton County, Georgia. Employee expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Employee hereby waives any objection which borrower may have based upon lack of personal jurisdiction, improper venue or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court.

         13. Counterparts. This Agreement may be executed simultaneously in two
(2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.








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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                     COMPANY:

                                     EMPIRE TECHNOLOGY CORPORATION




                                     /s/ W. Dale Smith
                                     W. Dale Smith
                                     President



                                     EMPLOYEE:



                                     /s/ Reginald P. McFarland
                                     Reginald P. McFarland



                                     Address:
                                     Reginald McFarland
                                     7115 North Ocean Shore Blvd.
                                     Palm Coast, FL 32137




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                                    EXHIBIT A

                              DEFINITIONS OF TERMS

         "AFFILIATE" shall mean any individual or any corporation, limited liability company, partnership, joint venture, association or other entity or enterprise that directly or indirectly controls, is controlled by, or is under common control with, the indicated person or entity.

         "COMPETITIVE SERVICES" shall mean the services provided by Company as of the date of execution hereof including, but not limited to the provision of competitive local exchange services as a carrier to end users.

         "PERSON" shall mean any individual or any corporation, limited liability company, partnership, joint venture, association or other entity or enterprise other than Company, Empire or their respective Affiliates.

         "PRINCIPAL OR REPRESENTATIVE" shall mean a principal, owner, partner, shareholder, joint venturer, investor, trustee, director, officer, manager, employee, agent, representative or consultant.

         "PROPRIETARY INFORMATION" shall mean information other than Trade Secrets, that is of value to Company, its licensors, suppliers, customers, or prospective customers and is treated as confidential; provided, however, that Employee shall not be restricted from disclosing or using Confidential Information that: (i) is or becomes generally available to the public other than as a result of a unauthorized disclosure; (ii) becomes available to Employee in a manner that is not in contravention of applicable law from a source that is not bound by a confidential relationship with Company or by a confidentiality or other similar agreement; (iii) was known to Employee on a non-confidential basis and not in contravention of applicable law or a confidentiality or other similar agreement before its disclosure to Employee by Company or one (1) of Company's Principals of Representatives or (iv) is required to be disclosed by law, court order or other legal process; provided, however, that in the event disclosure is required by law, Employee shall provide Company with prompt notice of such requirement so that Company may seek an appropriate protective order prior to any such required disclosure by Employee.

         "PROTECTED EMPLOYEES" shall mean employees of Company who were employed by Company at any time within the one-year period immediately prior to the date of execution hereof.

         "PROTECTED CUSTOMERS" shall mean customers of Company within the United States of America with whom Employee had contact during his employment with Company during the one year period immediately prior to the date of execution hereof.

         "SERVICES" shall mean those services provided by Employee for or on Company's behalf during his employment with Company.